Exhibit 21.1

LIST OF SUBSIDIARIES OF OTELCO INC.

STATE OR OTHER JURISDICTION
EXACT NAME OF SUBSIDIARY AS	OF INCORPORATION OR
SPECIFIED IN ITS CHARTER	ORGANIZATION
Brindlee Holdings LLC	Delaware
Brindlee Mountain Telephone Company	Alabama
Blountsville Telephone Company, Inc.	Alabama
Hopper Holding Company, Inc.	Alabama
Hopper Telecommunications Company, Inc.	Alabama
Imagination, Inc.	Missouri
Mid-Maine Communications, Inc.	Delaware
Mid-Maine Telecom, Inc.	Maine
Mid-Maine TelPlus	Maine
Mid-Missouri Telephone Corp.	Missouri
Mid-Missouri Holding Corp.	Delaware
Otelco Telecommunications LLC	Delaware
Otelco Telephone LLC	Delaware
Page & Kiser Communications, Inc.	Alabama